Exhibit 99.1
                          [IEC Electronics Corp LOGO]
            105 Norton Street o Newark, NY 14513 o Ph: (315) 331-7742
                 Fax: (315) 331-3547 o www.iec-electronics.com

                   Carl Sassano joins IEC's Board of Directors

Newark,N.Y. November 20, 2006 - IEC Electronics Corp. (IECE.OB) announced today that Carl Sassano has joined the Company's Board of Directors. Sassano is Chairman & CEO of Transcat Inc. (NASDAQ: TRNS).

Prior to joining Transcat, Sassano last served as President and Chief Operating Officer at Bausch & Lomb, where he held several other marketing and general management positions during his 27-year career with that company.

Sassano holds an MBA degree from the William E. Simon School of Business of the University of Rochester. He is a Trustee of Rochester Institute of Technology, and a member of the boards of directors of WXXI and the Eastman Dental Center Foundation.

"With many years of both marketing and general management experience, Carl is a seasoned executive who brings tremendous talent and a depth of knowledge that will prove valuable as IEC manages its future growth," said Barry Gilbert, IEC's Chairman and CEO. "He shares our vision of building shareholder value through a combination of strategic growth and steadily improving our profitability. Having worked with Carl in past years, I feel very fortunate that he is now part of our Board of Directors."

IEC is a full service, ISO-9001:2000 registered EMS provider. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC can be found on its web site at www.iec-electronics.com.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2006 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:  Heather Keenan
          IEC Electronics Corp.
          (315) 332-4262
          hkeenan@iec-electronics.com